                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                                G. I. JOE'S, INC.


                                 ARTICLE 1. NAME

     The name of the Corporation is G. I. Joe's, Inc.

                               ARTICLE 2. DURATION

     The period of the corporation's existence shall be perpetual.

                         ARTICLE 3. PURPOSES AND POWERS

          The corporation may engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Oregon Business Corporation Act.

                                ARTICLE 4. SHARES

          4.1 Authorized Capital.

          The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares for stock which the corporation shall have authority to issue shall be 60,000,000, consisting of 50,000,000 shares of Common Stock, without par value, and 10,000,000 shares of Preferred Stock, without par value.

          4.2 Common Stock. The rights and restrictions relating to the common stock are as follows:

               4.2.1 Dividends. Subject to any preferential or other rights granted to any series of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive dividends out of funds of the corporation legally available therefor, at the rate and at the time or times as may be provided by the Board of Directors.

               4.2.2. The holders of shares of Common Stock, on the basis of one vote per share, shall have the right to vote for the election of members of the Board of Directors of the corporation and the right to vote on all other matters requiring shareholder approval under applicable law, these Articles or Bylaws of the corporation as adopted or amended from time to time.

          4.3 Preferred Stock

          Shares of Preferred Stock may be issued from time to time in one or more series in any manner permitted by law as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established.

          4.4 Series A Non-Voting Redeemable Preferred Stock

          The corporation is authorized to issue 85,000 shares of Preferred Stock which shall be designated "Series A Non-Voting Redeemable Preferred Stock," (the "Series A Stock"). The voting rights, preferences, restrictions and other matters relating to the Series A Stock are as follows:

               4.4.1 Dividends.The holders of shares of the Series A Stock shall be entitled to receive dividends, out of any assets of the corporation legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of the corporation) on the Common Stock of this corporation during any fiscal year, at the rate of 9 percent of the Original Issue Price (as defined in Articles 4.4.2.(a) hereof) per share, payable when as and if declared by the Board of Directors.

               4.4.2 Liquidation. Upon the voluntary or involuntary dissolution, liquidation or winding up of this corporation, the assets of this corporation available for distribution to its shareholders shall be distributed in the following order and amounts:

                    (a) The holders of the Series A Stock then outstanding shall be entitled to receive an amount equal to $100.00 for each outstanding share of such Series A Stock, appropriately adjusted for any stock dividend, split, combination or similar recapitalization of such Series A Stock (the "Original Issue Price") and, in addition, an amount equal to any accrued and unpaid dividends.

                    (b) After setting apart or paying in full the preferential amounts due the holders of the Series A Stock, if assets available for distribution remain, such remaining assets shall be distributed to holders of Common Stock.

               4.4.3 Merger, Reorganization or Other Transaction. The sale of all or substantially all of the assets of this corporation or the acquisition of this corporation by another entity by means of a merger, consolidation, reorganization or any other transaction or series of related transactions resulting in the exchange of the outstanding shares of this corporation for securities or consideration issued or caused to be issued by the acquiring entity or any of its affiliates and as a result of which the shareholders of this corporation immediately prior to such transaction hold or receive, by virtue of their ownership of securities of the corporation, less than fifty percent (50%) of the capital stock of the resulting entity (collectively referred to herein as a "Corporate Transaction"), shall be regarded as a liquidation, dissolution or winding up of affairs of this corporation within the meaning of this Section.

               4.4.4 Liquidation Dissolution or Winding Up. If, upon the occurrence of any liquidation, dissolution or winding up of this corporation and the distribution of this corporation's assets pursuant to Section 4.4.2, such assets available for distribution shall be insufficient to permit the payment to the holders of the Series A Stock, for the full preferential amounts to which they may be entitled, then the entire assets of the corporation legally available for distribution shall be distributed ratably among the holders of shares of such Series A Stock in the same proportions as the full preferential amount each such holder would otherwise be entitled to receive bears to the total of the full preferential amount that would otherwise be payable to the holders of the Series A Stock.

               4.4.5 Distributions to Shareholders. The board of directors' right to authorize and make distributions to its shareholders is subject to the restrictions set forth in ORS 60.181 and such other applicable legal restrictions as are or may hereafter become effective.

               4.4.6 Voting Power. Except as otherwise required by law, the holders of the Series A Stock shall have no voting powers whatsoever and no holder of Series A Stock shall vote on or otherwise participate in any proceedings in which actions shall be take by this corporation or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

               4.4.7 Conversion Rights. Except as otherwise required by law, the holders of shares of Series A Stock shall have no rights of conversion of the Series A Stock into any other class of Preferred Stock or Common Stock.

               4.4.8 Redemption. With the proceeds of an Initial Public Offering (as defined below), the corporation shall be required to redeem, and the holders of the outstanding Series A Stock shall be required to sell to the corporation, all outstanding shares of Series A Stock at a redemption price equal to the Original Issue Price per share plus 9% interest from the date of original issuance of the Series A Stock (the "Redemption Price"). The Redemption Price shall be paid in cash within 5 days following the closing of an Initial Public Offering. An "Initial Public Offering" shall mean a public offering of the corporation's Common Stock or the Common Stock of any subsidiary of the corporation through underwriters upon effectiveness of a registration statement filed with the Securities Exchange Commission in which the aggregate offering proceeds to the corporation or any subsidiary of the corporation (after deduction of underwriter's commissions and expenses) are not less than $12,000,000. No other capital stock of the corporation is redeemable prior to the Series A Stock without the prior written consent of holders of a majority of the shares of Series A Stock then outstanding.

               4.4.9 Reissuance of Stock. Shares of Series A Stock redeemed, purchased or otherwise acquired by this corporation shall revert back and be added to the corporation's authorized but unissued shares of preferred stock.

                   ARTICLE 5. LIMITATION OF DIRECTOR LIABILITY

     To the fullest extent that the Oregon Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for any monetary damages for the conduct as a director. Any amendment to or repeal of this Article or amendment to the Oregon Business Corporation Act shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                           ARTICLE 6. INDEMNIFICATION

     To the fullest extent not prohibited by law, the corporation: (i) shall indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding,whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director of the corporation, and (ii) may indemnify any person who is made, or threatened to be made, a party to an action, suite or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was an officer, employee or agent of the corporation, or a fiduciary (within the meaning of the Employee Retirement Income Security Act of 1974), with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer of, or as a fiduciary (as defined above) of an employee benefit plan of, another corporation, partnership, joint venture, trust or other enterprise. This Article shall not be deemed exclusive of any other provisions for the indemnification of directors, officers, employees, or agents that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in any other capacity while holding office, or while an employee or agent of the corporation. For purposes of this Article, "corporation: shall mean the corporation incorporated hereunder and any successor corporation thereof.

                               ARTICLE 7. NOTICES

     The address where the State of Oregon Corporation Division may mail notices to the corporation is:

                                 Terry DeSylvia
               Brownstein, Rask, Arenz, Sweeney, Kerr & Grim, LLP
                             1200 S.W. Main Building
                             Portland, Oregon 97205